EXHIBIT 11
                               AGEMARK CORPORATION

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                        THREE MONTHS ENDED
                                                                                            DECEMBER 31,
                                                                                   ----------------------------
                                                                                       2000            1999
                                                                                   ------------    ------------

Weighted average common shares actually outstanding                                  1,000,000        1,000,000

Net shares assumed issued prior to the period attributable to stock options
   issued prior to the period                                                          191,584          187,987

Net shares attributable to options ceded during the period                              -5,890             -405

Stock options issued November 10, 1999 at $1.00 per share                                                 5,000

Assumed proceeds of exercise                                                                             $5,000

Number of shares assumed purchased at 5.97/share(1)                                                         838

Net shares assumed issued at December 1, 1999                                                             4,162

Weighted average common shares assumed outstanding for period                        1,185,694        1,188,969

-------------------

(1) There is no market for the Company's shares. For computational purposes the value assumed is the September 30, 1998 book value per share.

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